                                                                    EXHIBIT 6(f)



                            STOCK PURCHASE AGREEMENT


                                  By and Among


                   AMERICA'S SENIOR FINANCIAL SERVICES, INC.


                                      and


                                CHARLES M. KLUCK


                                      and


                                  LINDA KLUCK


                            Dated as of July 3, 1998

                                                                                             Page
          (r)  Intellectual Property and Intangible Assets .................................  17
          (s)  Compliance With Law .........................................................  17
          (t)  Tax Matters .................................................................  18
          (u)  Year 2000 Compliance ........................................................  18
          (v)  Disclosure ..................................................................  18
          (w)  No Other Representations ....................................................  19

4.        Representations and Warranties of the Company ..................................... 19
          (a)  Capitalization ............................................................... 19
          (b)  Organization and Qualification ............................................... 19
          (c)  Licensing with the Department of Banking and Finance ......................... 19
          (d)  Authorization of the Company ................................................. 20
          (e)  Subsidiaries and Other Investments ........................................... 20
          (f)  Governmental Authorization ................................................... 20
          (g)  Non-Contravention ............................................................ 20
          (h)  Financial Statements; Undisclosed Liabilities ................................ 21
          (i)  Absence of Certain Changes ................................................... 21
          (j)  Properties; Leases; Tangible Assets .......................................... 23
          (k)  Affiliates ................................................................... 24
          (l)  Litigation ................................................................... 24
          (m)  Contracts .................................................................... 24
          (n)  Permits ...................................................................... 25
          (o)  Employment Agreements ........................................................ 26
          (p)  Employment Matters ........................................................... 28
          (q)  Intellectual Property and Intangible Assets .................................. 28
          (r)  Compliance With Law .......................................................... 29
          (s)  Tax Matters .................................................................. 29
          (t)  Year 2000 Compliance ......................................................... 29
          (u)  Disclosure ................................................................... 30
          (v)  No Other Representations ..................................................... 30

                                                                            PAGE
10.  General Provisions....................................................  36
     (a) Termination by the Company or 36
          by the Sellers...................................................  37
     (b) Severability......................................................  37
     (c) Counterparts......................................................  37
     (d) Benefit...........................................................  37
     (e) Notices and Addresses.............................................  37
     (f) Attorney's Fees...................................................  38
     (g) Oral Evidence.....................................................  38
     (h) Additional Documents..............................................  38
     (i) Governing Law.....................................................  38
     (j) Arbitration.......................................................  38
     (k) Expenses..........................................................  38
     (l) Section Headings..................................................  39
     (m) Effective Investigation...........................................  39

                                  DEFINITIONS

     Each of the following terms is defined in this Agreement in the respective Section referenced adjacent to such term:

DEFINED TERM                                                   SECTION REFERENCE

Adjustment Date ............................................................. 33
Affiliate ................................................................... 10
Agreement ...................................................................  1
Annual Statements ...........................................................  9
Associate ................................................................... 10
Associated With ............................................................. 10
Assumed Purchase Price ......................................................  5
Attributed Value ............................................................  6
Balance Sheet ...............................................................  9
Benefit Arrangement ......................................................... 10
Benefit Plan ................................................................ 10
C. Kluck ....................................................................  1
Closing Date ................................................................  1
Closing .....................................................................  1
Code ........................................................................ 15
Common Stock ................................................................  1
Company .....................................................................  1
Company Indemnitee .......................................................... 35
Company Material Adverse Effect ............................................. 21
Company's Indemnitees ....................................................... 35
Contract ....................................................................  8
Current Value ...............................................................  6
Distributions ............................................................... 11
Dow .........................................................................  1
Dow Material Adverse Effect .................................................  9
Employee Benefit Plan ....................................................... 10
Employment Agreements ....................................................... 14
Encumbrances ................................................................  1
Equity Securities ...........................................................  7
ERISA ....................................................................... 10
Fair Market Value ...........................................................  5
Financial Statements ........................................................  9
GAAP ........................................................................  9
Gross Proceeds ..............................................................  6
Independent Contractors ..................................................... 16
Information Technology ...................................................... 18
Intangible Assets ........................................................... 16
Intellectual Property ....................................................... 16
Interim Statements ..........................................................  9



         IRS..................................................... 15
         Knowledge............................................... 12
         L. Kluck................................................  1
         Laws.................................................... 17
         Leases.................................................. 12
         Liens...................................................  8
         Lock-Up Letter..........................................  2
         Losses.................................................. 34
         Measuring Date..........................................  5
         Notes...................................................  6
         Ordinary Course of Business.............................  9
         Permits................................................. 13
         Personal Property Leases................................ 11
         Premium.................................................  6
         Proceedings............................................. 12
         Public Offering.........................................  5
         Real Property Leases.................................... 12
         Schedule Contracts...................................... 13
         SEC.....................................................  5
         Securities Act..........................................  2
         Seller Indemnitee....................................... 34
         Sellers.................................................  1
         Sellers' Indemnitees.................................... 34
         Shares..................................................  1
         USDL.................................................... 15
         Volume..................................................  6


                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 31st day of July, 1998, by and among America's Senior Financial Services, Inc., a Florida corporation (the "Company"), and Charles M. Kluck ("C. Kluck") and Linda Kluck ("L. Kluck") (collectively the "Sellers").

     WHEREAS, the Sellers own 100% of the issued and outstanding common stock (the "Shares") of Dow Guarantee Corp. ("Dow"), a Florida corporation, which is engaged in and fully licensed to operate a mortgage business in the State of Florida;

     WHEREAS, the Company wishes to purchase the Shares pursuant to the terms and conditions contained in this Agreement; and

     WHEREAS, the Sellers desire to sell the Shares to the Company in exchange for an aggregate of 550,000 shares of the Company's common stock (the "Common Stock") pursuant to the terms and conditions contained in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement intending to be legally bound agree as follows:

     I.   PURCHASE AND SALE OF SHARES.

          (a) Sale of Shares. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, the Sellers to sell to the Company all of the Shares on the Closing Date, as defined. At the Closing, the Sellers shall deliver to the Company certificates evidencing the Shares duly endorsed for transfer and with all transfer stamps attached and such other instruments as may be reasonably requested by the Company to transfer full legal and beneficial ownership of the Shares to the Company, free and clear of all liens, charges, claims, options, pledges, rights of other parties, voting trust, proxies, shareholder or similar agreements, restrictions, adverse claims or any other encumbrances of any nature whatsoever (collectively "the Encumbrances").

          (b) Closing Date. The closing of the transactions contemplated by this Agreement shall take place on July 31st, 1998, at 10:00 a.m. (the "Closing" or "Closing Date") at the offices of Michael Harris, P.A., 712 U.S. Highway One, Suite 400, North Palm Beach, Florida, 33408 or, at such other date, time and place as may be agreed upon by the parties.

          (c) Execution of Investment Letters and Lock-Up Letters. At the Closing, in connection with the delivery of the Shares, C. Kluck and L. Kluck shall each execute (i) an investment letter in customary form in which each of the Sellers acknowledges that he/she is acquiring the shares of Common Stock for investment and not with a view to distribution, (ii) a letter acknowledging receipt of such information concerning the Company as the Company's counsel deems appropriate, and
     (iii) a letter agreeing not to sell, hypothecate or otherwise transfer any of the shares of Common Stock issued by the Company ("Lock-Up Letter") for a period of not less than 12 months following the effective date of the Public Offering, as defined. Such restrictive period may be longer than 12 months if requested by the managing underwriter of the Public Offering as long as such restrictive period also applies to all executive officers, directors and beneficial owners of more than 5% of the Company's Common Stock.

          (d) Registration Rights.

               (i) In the event that during the period ending two years after the Closing, the Company files a registration statement or post-effective amendment under the Securities Act of 1933 (the "Securities Act") which relates to a current offering of securities by the Company (except in connection with an offering on Forms S-4 or S-8 or successor forms), such registration statement or post-effective amendment on one occasion shall at the written request of the Sellers relate to, and meet the requirements of the Securities Act with respect to so as to permit the public sale of all or some portion of the Common Stock in compliance with the Securities Act. The Company shall give written notice to the Sellers 30 or more days prior to the filing of such registration statement of its intention to file a registration statement under the Securities Act relating to a current offering of the securities of the Company. The Sellers shall give the Company written notice to include the specified number of shares of Common Stock in such registration statement. Such notice shall be given 20 or more days prior to the date specified in the notice(s) as the date on which the Company intends to file such registration statement. Neither the delivery of such notice by the Company nor of such request by any Seller shall in any way obligate the Company to file such registration statement or post-effective amendment and notwithstanding the filing of such registration statement or post-effective amendment, the Company may, at any time prior to the effective date thereof, determine not to offer the securities to which such registration statement or post-effective amendment relates, without liability to the Sellers, except that the Company shall pay such expenses as are contemplated to be paid by it under
          Section 1(d).

               (ii) In each instance in which, pursuant to Section 1(d), the Company shall take any action to permit a public offering or sale or other distribution of the shares of Common Stock,the Company shall:

                    (A) Supply to any Underwriter as representative of the
               Sellers
intending to make a public distribution of their Common Stock (the Sellers acknowledge their appointment of such Underwriter as their representative), two executed copies of each registration statement or post-effective amendment and a reasonable number of copies of the preliminary, final and other prospectus in conformity with requirements of the Securities Act and the Rules and Regulations promulgated thereunder and such other documents as the Underwriter shall reasonably request.

     (B) Unless pre-empted by the National Securities Markets Improvement Act of 1996, use its best efforts to cause the Common Stock to be registered or qualified under such other securities acts or blue sky laws of such jurisdictions as the Underwriter shall reasonably request and do any and all other acts and things which may be necessary or advisable to enable the Holders of such Common Stock to consummate such proposed sale or other disposition of the Common Stock in any such jurisdiction; provided, however, that in no event shall the Company be obligated, in connection therewith, to qualify to do business or to file a general consent to service of process in any jurisdiction where it shall not then be qualified.

     (C) Keep current for a period of 90 days after the initial effectiveness thereof all such registration statements or post-effective amendments under the Securities Act and cooperate in taking such action as may be necessary to keep effective such other registrations and qualifications, and do any and all other acts and things for such period not to exceed said 90 days as may be necessary to permit the public sale or other disposition of such shares of Common Stock by the Sellers.

     (D) Indemnify and hold harmless each such Seller and each underwriter, within the meaning of the Securities Act, who may purchase from or sell for any such Seller, any shares of Common Stock, from and against any and all losses, claims, damages, and liabilities (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigation, preparing, defending or settling any claim) arising from (i) any untrue or alleged untrue statement of material fact contained in any such registration statement or post-effective amendment, or any prospectus contained therein or delivered thereunder, or from
(ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless each untrue statement or omission or such alleged untrue statement or omission was based upon information furnished or required to be furnished in writing to the Company by the Sellers or underwriter expressly for use therein, which indemnification shall include each person, if any, who controls any Seller or underwriter within the meaning of the Securities Act; provided, however, that the Company shall not be so obligated to indemnify any such Seller or underwriter or controlling person unless such Seller and underwriter shall at the same time indemnify the Company, its directors, each officer signing any registration statement, post-effective amendment or any amendment thereto and each person, if any, who controls the Company within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigation, preparing, defending or settling any claim) arising from (a) any untrue or alleged untrue statement of a material fact contained in any registration statement or post-effective amendment, or any amendment thereto, or prospectus contained therein or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity of such Seller, underwriter or controlling person shall be limited to liability (A) based upon information furnished in writing to the Company by such Seller or underwriter or controlling person expressly for use therein, (B) sales by a Seller in violation of the registration provisions of any state in which the Common Stock is sold where the Company did agree to and successfully register or qualify such Common Stock, and (C) sales in violation of any broker-dealer registration requirements. The indemnity agreement of the Company herein shall not inure to the benefit of the Sellers or any underwriter (or to the benefit of any person who controls such underwriter) on account of any losses, claims, damages, liabilities (or actions or proceedings in respect thereof) arising from the sale of any such Common Stock by such underwriter to any person if such underwriter failed to send or give a copy of the prospectus as the same may then be supplemented or amended (if such supplement or amendment shall have been furnished to the Underwriter) to such person with or prior to written confirmation of the sale involved. Provided further that the Company's liability to each of the Sellers shall be limited the aggregate amount of gross proceeds received by each of the Sellers in connection with the sale of the Common Stock pursuant to such registration statement or post-effective amendment.

                    (iii)  The Company shall comply with the requirements of
               Section 1(d) at its own expense, including legal, accounting, filing, state qualification, and printing fees and costs, but excluding counsel fees for the Sellers.

                    (iv) The Company's obligation under said Section 1(d) shall be conditioned, as to each such public offering, upon a timely receipt by the Company in writing of:

                   (A) Information as to the terms of such public offering furnished by or on behalf of each Seller intending to make a public distribution of his or her Common Stock; and

                   (B) Such other information as the Company may reasonably require from such Sellers, or any underwriter for any of them, for inclusion in such registration statement or post-effective amendment.

2.  PAYMENT OF PURCHASE PRICE.


         (a) Purchase Price. As consideration for the Shares and the covenants and agreements of the Sellers set forth herein, the Company shall deliver to the Sellers at the Closing an amount equal to an aggregate of $2,750,000 in Common Stock of the Company which shall for purposes of this Agreement have a value equal to $5.00 per share (the "Assumed Purchase Price"). Of the 550,000 shares of Common Stock delivered to the Sellers, 350,000 shares of Common Stock shall be delivered to C. Kluck and 200,000 shares of Common Stock to L. Kluck.

         (b)  Adjustments to Purchase Price.

              (i) Initial Adjustment to Purchase Price. The Company intends to file a registration statement with the Securities and Exchange Commission (the "SEC") in order to raise equity capital to fund its business plan (the "Public Offering"). At such time as the registration statement for the Public Offering has been declared effective by the SEC, the fair market value of the shares of Common Stock issued to the Sellers shall be determined using the Public Offering price offered to the public. If upon the effective date of the registration statement for the Public Offering, the Fair Market Value of the Common Stock issued to the Sellers is not at least $2,750,000, the Company shall issue pro-rata to the Sellers additional shares of Common Stock (on a 63.64%/36.36% basis) so that the Sellers had, as of the closing date of the Public Offering, $2,750,000 in Common Stock using the Fair Market Value of the Common Stock described above.


         (c)  Second Adjustment to Purchase Price.

              (i) One year after expiration of the Lock-Up period imposed by the Underwriter of the public offering (the "Measuring Date"), the Company shall again determine the Fair Market Value of the shares of Common Stock issued to the Sellers. The Fair Market Value shall be based upon the following formula:

                   (A) if the Company's Common Stock is regularly quoted on an inter-dealer quotation system which reports the last sale prices, the average closing price for the Common Stock over the last 20 trading days shall be the fair market value of the Company's Common Stock (the "Fair Market Value"); or

                   (B) if the last sale prices for the Company's Common Stock are not available, Fair Market Value shall be determined based upon (A) the average of all bid prices and all asked prices reported in the National Quotation Bureau, Inc.'s pink sheets for 20 trading days, or (B) if bid and asked prices have not been quoted in the pink sheets for such 20 trading days, by a polling of all dealers which have published quotations in any of the 20 trading days. Provided, however, if any dealers have only published bid or asked prices but did not make a two-sided market, the quotations submitted by such dealers shall be disregarded;

              (ii) In determining whether the Purchase Price should be adjusted, the Fair Market Value shall be multiplied by the number of shares of Common Stock then owned by the Sellers to determine current value ("Current Value"). For each Seller there shall be added to the Current Value (x) the gross proceeds received by the Seller from the sale of any shares of Common Stock (the "Gross Proceeds"), and (y) the amount the Seller could have received if he/she sold Common Stock in the one-year following expiration of the Lock-Up period (the "Attributed Value") as described below. The sum of the Current Value plus Gross Proceeds and the Attributed Value for each Seller is the Adjusted Value. The Attributed Value, if any, shall be calculated by initially determining if the average of Fair Market Value for any period of 60 trading days is at least 20% of the Assumed Purchase Price (the "Premium"). During the 60-day period, if any, in which the Premium was the highest, 20% of the average daily volume shall be attributed to Sellers on a pro-rata 63.64%/36.36% basis (the "Volume"). The Attributed Value for each Seller shall be the product of (A) the Premium times (B) the Volume times (C) 60.

              (iii) If the Adjusted Value does not equal $1,750,000 for C. Kluck and $999,000 for L. Kluck, the Company shall issue its non-interest bearing secured promissory notes (the "Notes") to C. Kluck and/or L. Kluck in an amount equal to $1,750,000 and $999,000, respectively, less the Adjusted Value for each Seller as applicable. Such Notes shall be due 180 days from the Measuring Date and secured by a security interest covering all of the assets of Dow.

              (iv) By way of example, if the Current Value is $1,500,000 ($954,600 for C. Kluck and $545,400 for L. Kluck), C. Kluck has received 400,000, L. Kluck has received $40,000, the Premium is $1.50 and the Volume is 6,364 shares for C. Kluck and 3,636 shares for L. Kluck. The Attributed Value would be $572,760 for C. Kluck and $327,240 for L. Kluck. Therefore:

                          C. KLUCK         L. KLUCK
     Current Value      $  954,600        $ 545,400
     Gross Proceeds        400,000           40,000
     Attributed Value      572,760          327,240
     ----------------------------------------------
     TOTAL              $1,927,360        $ 912,640

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers, jointly and severally, hereby represent and warrant to the Company, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and as of the Closing Date, as follows:

         (a) Capitalization. The authorized capital stock of Dow consists of 1,000,000 Shares of which 1,000,000 Shares are outstanding. All of the issued and outstanding Shares are validly issued and are fully paid, nonassessable and free of preemptive rights.

         (b) Ownership of Shares. C. Kluck and L. Kluck are the legal and beneficial owners of 636,400 and 363,600 Shares, respectively, constituting 63.64% and 36.36%, respectively, of the outstanding capital stock of Dow, free and clear of all Encumbrances. The delivery to the Company of the Shares pursuant to the provisions of this Agreement will transfer to the Company valid title thereto, free and clear of any and all Encumbrances. All of the Shares have been duly authorized and were validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Shares represent all of the issued and outstanding shares of capital stock of Dow. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants, rights of first refusal or other rights to purchase from the Sellers or Dow any capital stock of Dow, (ii) any securities of Dow convertible into or exchangeable for shares of such stock, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Dow (such options, warrants, rights of first refusal or other rights, convertible securities, exchangeable securities or other commitments are referred to herein collectively as "Equity Securities"). There is no contract, right or option outstanding to require the Sellers or Dow to redeem, purchase or otherwise reacquire any Shares or Equity Securities of Dow, and there are no preemptive rights with respect to any Shares or Equity Securities of Dow.

         (c) Organization and Qualification. Dow is a corporation duly organized, validly existing and in good standing under the Laws, as defined, of the State of Florida. Dow has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary. The copies of the Articles of Incorporation and By-Laws of Dow, which have been delivered to the Company, are complete and correct and are in full force and effect at the date hereof.

         (d) Licensing with the Department of Banking and Finance. Dow is fully licensed with the Florida Department of Banking and Finance as a correspondent mortgage lender and has all licenses necessary to carry on a correspondent mortgage lending business in the State of Florida including the business of brokering reverse mortgages. There is not now pending any investigations or inquiries, formal or informal, by the Florida Department of Banking and Finance concerning or relating to Dow or either of the Sellers.

         (e) Authorization of the Sellers. This Agreement has been duly executed by the Sellers and constitutes the legal, valid, binding and enforceable obligation of the Sellers, enforceable against each in accordance with its terms.

         (f)  Subsidiaries and Other Investments. Dow has no subsidiaries.

         (g) Governmental Authorization. The execution, delivery and performance by the Sellers of this Agreement requires no action by, consent or approval of, or filing with, any governmental authority.

         (h) Non-Contravention. The execution, delivery and performance by the Sellers of this Agreement, and consummation of the transactions contemplated hereby, including without limitation, the transfer of the Shares to the Company, do not and will not (i) contravene or conflict with the Articles of Incorporation or By-Laws of Dow, (ii) contravene or conflict with or constitute a violation of any provision of any Laws, as defined, applicable to the Sellers or Dow; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Sellers or Dow are entitled under, any material Contract, as defined, to which any is a party or any material Permit, as defined, or similar authorization; or
     (iv) under any Contract of Dow or to which either Seller is a party or under applicable Laws, result in the imposition or creative of any Encumbrances on the Shares or any Liens, as defined, on any asset of Dow or impose any contractual obligation or restriction under such Contract on the Company. As used in this Agreement, the word "Contract" means all contracts, agreements, mortgages (including any undivided interests in any mortgages), options, leases, license agreements, sales and purchase orders, commitments, instruments and other obligations of any kind, whether written or oral, inclusive of amendments, to which Dow or either Seller is a party. As used in this Agreement, the word "Liens" shall mean all liens, encumbrances, claims, charges, security interests, rights of either Seller and any third party, rights of redemption, equities, and any other restrictions of any kind or nature whatsoever, including any leases, escrows options, security or other deposits, rights of redemption, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

         (i) Financial Statements; Undisclosed Liabilities. Schedule 3(i) contains true and complete copies of (i) the audited balance sheets and related statements of operations and retained earnings and of cash flows for Dow for the years ended December 31, 1996 and December 31, 1997 (the "Annual Statements"), (ii) the balance sheets and related statements of operations for the five-month period ended May 31, 1998 (the "Interim Statements") (the Annual Statements and the Interim Statements, collectively the "Financial Statements"). Each of the Financial Statements has been prepared based on the books and records of Dow in accordance with Generally Accepted Accounting Principles ("GAAP") and present fairly the financial condition, results of operations and cash flows of Dow as of the dates indicated or for the periods indicated, subject in the case of the Interim Statements to normal year-end audit adjustments, which adjustments in the aggregate are not material. Except as set forth on Schedule 3(i), there are no Liabilities, as defined, of any Dow other than: (i) on the balance sheet contained in the Interim Statements (the "Balance Sheet"); (ii) Liabilities specifically disclosed and identified as such in the Schedules to this Agreement; (iii) Liabilities incurred since the date of the Balance Sheet contained in the Interim Statements, that do not, and will not, individually or in the aggregate, have a material adverse effect on the business, results of operations, financial condition or future prospects of Dow (each a "Dow Material Adverse Effect"); and (iv) Liabilities incurred since the date of the Balance Sheet that have been incurred in the ordinary course of business ("Ordinary Course of Business") of Dow. As used in this Agreement, the phrase "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         (j) Absence Of Certain Changes. Since the date of the Balance Sheet, Dow has conducted its business in the ordinary course consistent with past practice, and without limitation, there has not been:

              (i) any event, occurrence, development or state of circumstances or facts or change in the assets, liabilities, business, operations or financial conditions of Dow that has had or that could reasonably be expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Dow Material Adverse Effect;

              (ii) any incurrence, assumption or guarantee of any indebtedness of Dow, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement obligations in respect thereof) or banker's acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property as well as all indebtedness of others secured by a Lien on any asset of Dow and, to the extent not otherwise included, any guarantee by Dow of any indebtedness of any other Person;

               (iii)  any creation, assumption or sufferance of the existence
Lien;

               (iv) any transaction or commitment made, or any Contract entered into, by Dow (including the acquisition or disposition of any assets), or any waiver, amendment, termination or cancellation of any Contract by Dow, or any relinquishment of any rights thereunder by Dow, or of any other right or debt owed to Dow, other than in each such case actions taken in the Ordinary Course of Business consistent with past practice;

               (v) any (A) grant of any severance, continuation or termination pay to any director, officer, shareholder or employee of Dow or any Associate, as defined, of any of the foregoing, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, shareholder or employee of Dow or any Associate of any of the foregoing, (C) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, shareholder or employee of Dow or any Associate of any of the foregoing,
(D) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, shareholders or employees of Dow or any Associate of any of the foregoing, other than in the Ordinary Course of Business consistent with past practice or pursuant to existing Contracts, or (E) change in the terms of any bonus, pension, insurance, health or other Benefit Plan, as defined, Dow or its Affiliates. As used in this Agreement, the word "Associate" and the phrase "Associated With" means, when used to indicate a relationship with any Person, as defined, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof. As used in this Agreement, the word "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. As used in this phrase "Benefit Plan" means any Employee Benefit Plan or Benefit Arrangement, as defined. As used in this Agreement, the phrase "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is sponsored or contributed to by Dow or any ERISA Affiliate thereof covering employees or former employees of Dow.

As used in this Agreement, the phrase "Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (1) each employment or consulting agreement, (2) each arrangement providing for insurance coverage or workers' compensation benefits, (3) each incentive bonus or deferred bonus arrangement, (4) each arrangement providing termination allowance, severance or similar benefits, (5) each equity compensation plan, (6) each deferred compensation plan and (7) each compensation policy and practice maintained by Dow covering the employees, former employees, directors and former directors thereof and the beneficiaries of any of them;

              (vi) any loan to or guarantee or assumption of any loan or obligation on behalf of any shareholder, director, officer or employee of Dow or any of its Affiliates or of any Associate of any of the foregoing, except business expense advances to employees of Dow occurring in the Ordinary Course of Business, as defined;

              (vii) except as required by GAAP, any material change by Dow in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change of Dow of its current practices with regards to inventory, sales, receivables, payables or accrued expenses which would affect the timing of collection of receivables or the payment of payables;

              (viii) any distribution, dividend, bonus or other payment by Dow to the Sellers or any Affiliate of the Sellers or any officer, director, shareholder or Affiliate of the Sellers or Dow (collectively, "Distributions"); and;

              (ix) any payment, discharge or satisfaction of any Liabilities of Dow, other than payments, discharges or satisfactions in the Ordinary Course of Business; or (A) any payment, discharge or other satisfaction of any claim, Liability or obligation owed by Dow to either or both of the Sellers or any of their Affiliates, or (B) any prepayment of any Debt.

       (k)    Properties; Leases; Tangible Assets.

              (i) Except for those Liens identified on Schedule 3(k)(i), Dow owns all of the assets (real, personal or mixed, tangible or intangible) reflected on the Balance Sheet (except those assets disposed of in the Ordinary Course of Business after the date thereof), free and clear of all Liens;

              (ii) All tangible properties and assets and premises owned or leased by Dow are in good condition and repair and are adequate in all material respects for the uses to which they are put, and no tangible properties or assets necessary for the conduct of the business of Dow in substantially the same manner as it has been conducted are in need of replacement, maintenance or repairs, except for routine and not materially deferred replacement, maintenance and repair;

               (iii) Schedule 3(k) sets forth a true and complete list of all material personal property leases (the "Personal Property Leases") and all leases of real property (the "Real Property Leases") (collectively with the Personal Property Leases and the Real Property Leases, the "Leases") to which Dow is a party or by which Dow is bound. With respect to the Leases, there exist no defaults by Dow or, to the Knowledge, as defined, of the Sellers, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Dow. As used in this Agreement, "Knowledge" means information known to an executive officer of the Company or if relating to the Sellers, to either Seller or to an officer of Dow. The sale of the Shares to the Company will not adversely affect any Leases to which Dow is a party or by which Dow is bound; and

               (iv) No real property is owned by Dow except as set forth on Schedule 3(k).

          (l) Affiliates. Except as set forth in Schedule 3(l), to the Knowledge of the Sellers, no shareholder of Dow or any officer or director of Dow (or any immediate family member of any such officer or director):

               (i) now has or at any time subsequent to May 31, 1998 had, directly or indirectly, an equity interest in, or holds debt of, any Person which furnishes or sells or during such period furnished or sold services or products to Dow or purchases or during such period purchased from Dow any goods or services, or otherwise does or during such period did business with Dow. Provided, however, that no shareholder of Dow or any of their respective officers, directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a national stock exchange or quoted on Nasdaq;

               (ii) now is or at any time subsequent to May 31, 1998 was, directly or indirectly, a party to any Contract to which Dow is or during such period was a party or under which Dow is or was obligated or bound or to which Dow's properties may be or may have been subject.

          (m) Litigation. Except as disclosed on Schedule 3(m), (i) there are no actions, claims, suits, hearings, arbitrations, proceedings (public or private) or, to Sellers' Knowledge, governmental investigations or inquiries, that have been brought by or against any governmental authority or any other Person (collectively, "Proceedings")
pending or, to the Knowledge of the Sellers, threatened, against or by Dow or against either Seller or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise seek to prevent the Sellers or Dow from complying with the terms and provisions of this Agreement, and (ii) there are no existing orders, judgments or decrees of any governmental authority affecting Dow.

         (n)  Contracts.

              (i) Schedule 3(n) sets forth a complete list of all material Contracts (the "Scheduled Contracts") including, without limitation:

                   (A) each Contract between Dow and (1) each present or former director, officer or other member of management or other personnel of Dow, (2) any supplier of services or products to Dow whose dollar volume of sales to Dow taken as a whole exceeded $25,000 in 1997, and (3) any Person in which the aggregate payments made to Dow under such Contract exceeded $25,000 in 1997;

                   (B) each other agreement or arrangement of Dow that requires the payment or incurrence of Liabilities, or the rendering of services, by Dow, subsequent to the date hereof of more than $25,000 or that is reasonably expected to require payment of more than $25,000 in the aggregate;

                   (C) all Contracts relating to, and evidences of or guarantees of, or providing security for, Debt or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); and

                   (D) all partnership, joint venture or other similar Contracts, arrangements or agreements.

              (ii) Each Scheduled Contract relating to Dow is a legal, valid and binding obligation of Dow that is party thereto and, to the Knowledge of the Sellers, each other party thereto, enforceable against Dow and, to the Knowledge of the Sellers, each such other party thereto, in accordance with its terms, and neither Dow nor to the Knowledge of the Sellers, any other party thereto, is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered or made available to the Company. There is no default or failure to perform under other Contracts which could reasonably be expected to have a Dow Material Adverse Effect.

          (o) Permits.

               (i) Schedule 3(o) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities (and all other Persons) necessary for the operation of Dow in substantially the same manner as currently operated or affecting or relating in any way to Dow (the "Permits").

               (ii) Schedule 3(o) lists (A) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under applicable laws to be obtained by the Seller or Dow by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (B) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by the Sellers or Dow by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof. Each Permit is valid and in full force and effect in all material respects and, assuming all necessary consents have been obtained prior to the Closing, are or will be transferable and assuming the necessary consents have been obtained prior to the Closing, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby. To the Knowledge of the Sellers, there are no facts relating to the identity or circumstances of the Sellers that would prevent or materially delay obtaining any of the consents.

          (p) Employment Agreements.

               (i) There are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between or binding upon Dow, on the one hand, and any current or former shareholder, officer, director, employee or Affiliate of Dow or any of its respective Associates or any consultant or agent of Dow, on the other hand, that are currently in effect;

               (ii) There are no Employment Agreements or any other similar agreements to which Dow is a party or by which it is bound under which the transactions contemplated by this Agreement (A) will require any payment by Dow or the Company, or any consent or waiver from any shareholder, officer, director, employee or Affiliate of Dow or any of its respective Associates or any consultant or agent of Dow, or the Company, or (B) will result in any increase, acceleration, vesting or other change in the compensation, benefits or other rights of any shareholder, officer, director, employee or Affiliate of Dow or any of its respective Associates or any consultant or agent of Dow under any such Employment Agreement or other similar agreement.

               (iii) Schedule 3(p) sets forth all Benefit Plans of Dow, in which any employees or former employees and their beneficiaries of Dow participate. Sellers have made available to the Company true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans.

               (iv) Neither Dow nor any Affiliate or ERISA Affiliate of Dow has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Benefit Plan except as disclosed on Schedule 3(p). In connection with any Employee Benefit Plan currently maintained by Dow, (A) there have been no accumulated funding deficiencies (within the meaning of Internal Revenue Code (the "Code") Section 412), whether or not waived, (B) there have been no reportable events (within the meaning of ERISA Section 4043(b)) other than any reportable event that may arise in connection with the transactions contemplated by this Agreement, and (C) no circumstances exist that would warrant a termination of any such plan by the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4042. No Employee Benefit Plan has been terminated within the last five years in other than a standard termination under Section 4041(b) of ERISA and all liabilities under such plans have been adequately and properly discharged. The foregoing applies only to the extent any of the events results in a material Liability of Dow.

               (v) No agreement, commitment or obligation exists to increase benefits under any Benefit Plan or to adopt any new Benefit Plan. Further, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated hereby. Dow is not a party to any agreement or arrangement that could result in the payment of any such benefits or payments.

               (vi) No Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, as defined, and none of Dow or any Affiliate has had asserted against it any material claim for taxes under Chapter 43 of Subtitle A of the Code and
          Section 5000 of the Code, or for material penalties under ERISA
          Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of the Sellers, is there a material basis for any such claim. No officer, director or employee of Dow has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Benefit Plan, with respect to which breach Dow is or could be directly or indirectly liable.

               (vii) Other than routine claims for benefits, there is no claim pending, or to the Knowledge of the Sellers, threatened, involving Dow by any Person against such Plan. There is no pending, or to the Knowledge of the Sellers, threatened, proceeding involving any Employee Benefit Plan before the Internal Revenue Service ("IRS"), the United States Department of Labor ("USDL") or any other governmental authority that affects any Benefit Plan.

               (viii) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Benefit Plan.

               (ix) Each Employee Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. Dow and its respective Affiliates and ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable Laws or required to be paid as expenses under such Employee Benefit Plan, and Dow and its Affiliates shall continue to do so through the Closing. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has always been so qualified, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such a determination letter with the IRS within the remedial amendment period such that such determination of qualified status will apply from and after the effective date of any such Employee Benefit Plan.

               (x) Dow has made available to the Company a copy of the most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

         (q) Employment Matters. Annexed as Schedule 3(q) is a copy of Dow's employee manual. (i) to the best of the Sellers' Knowledge, there are no charges or complaints of discrimination pending before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency or tribunal against Dow; (ii) to the best of the Sellers' Knowledge, Dow does not presently employ, and at no time during the past year did it employ, any illegal alien; (iii) Dow is in compliance in all material respects with all federal, state and local labor and employment-related Laws applicable to its business; (iv) to the best of the Sellers' Knowledge, no employee or former employee of Dow has never made any formal or informal charge or allegation relating to sexual harassment; and (v) all individuals who are performing or have performed services for Dow or any affiliate thereof and are or during 1996, 1997 or 1998 were classified by Dow as "independent contractors" qualified for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable.

          (r) Intellectual Property and Intangible Assets. Dow owns or possesses valid and binding licenses or other rights to use, whether or not registered, all of its Intellectual Property and Intangible Assets. As used in this Agreement, the phrase "Intellectual Property" means all right, title and interest in and to all patents, licenses, copyrights, trademarks, trade names, service marks (including the trademark and name of Dow or any derivation thereof), logos and slogans, and all of the goodwill associated therewith, and all registrations, applications and other rights associated with the foregoing, if any, whether registered or unregistered, now used or presently planned to be used by Dow in connection with its business, including, without limitation, those set forth on Schedule 3(r), including the right to sue for past infringement. As used in this Agreement, the phrase "Intangible Assets" means all right, title and interest in and to all know-how, technology, slogans, data, studies, confidential information, restrictive covenants, computer software (including documentation and related object and source codes), indemnity rights, and other intangible assets now used or presently planned to be used by Dow, and all of the goodwill associated therewith, confidentiality obligations and similar obligations of present and former shareholders, officers and employees of Dow. Schedule 3(r) sets forth a complete and accurate list of all such Intellectual Property and Intangible Assets (identifying those owned and those licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements (including, without limitation, agreements pursuant to which Dow has granted licenses to third parties to use any Intellectual Property or Intangible Asset) relating thereto. All actions necessary to maintain the registered Intellectual Property and Intangible Assets have been taken by Dow. Dow is not required to pay any royalty, license fee or similar compensation with respect to the Intellectual Property or Intangible Assets in connection with the current or prior conduct of its business. The use by Dow of any of the Intellectual Property or Intangible Assets does not violate the proprietary rights of any other Person and no claims have been asserted by any Person with respect to the use of the Intellectual Property or Intangible Assets by Dow. To the best of the Sellers' Knowledge, no Person is infringing upon the Intellectual Property or Intangible Assets. Dow has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. No Person, other than Dow, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property or Intangible Asset. Except as set forth in
Schedule 3(r), Dow is not a party to any confidentiality, secrecy or similar agreements with third parties.

          (s) Compliance With Law. Dow has at all times operated in all respects and is presently in compliance in all material respects with all applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, Permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar Person established by any such governmental or political subdivision or agency thereof (collectively, the "Laws"), including but not limited to all applicable domestic and foreign Laws, rules and regulations relating to the safe conduct of business, employment discrimination, wages and hours, employment of illegal aliens, collective bargaining, the payment of withholding and social security taxes, product labelling, antitrust, consumer protection, occupational safety and health, consumer product safety, the importation of goods, product liability, currency exchange, securities and trading with the enemy matters, and to the best of the Sellers' Knowledge no event has occurred which would constitute reasonable grounds for a claim that non-compliance has occurred or is occurring and any non-compliance will not have a Dow Material Adverse Effect.

         (t)  Tax Matters.

              (i) Dow (A) has accurately prepared and timely filed or caused to be filed with the appropriate tax authorities all material tax returns required to have been filed by it under applicable Laws, and (B) has paid or caused to be paid to the appropriate tax authorities all material taxes required to have been paid by them. No tax Liens or assessments have been filed by any tax authority against Dow or any its property or assets.

              (ii) Dow is not and has not been required to be included in any state, local or foreign combined, unitary or consolidated tax return filed by any Person.

         (u) Year 2000 Compliance. The information technology, including computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized and/or software systems ("Information Technology") that is used or relied on by Dow in the conduct of its business is designed to be used prior to, during and after the calendar Year 2000. The Information Technology used during each such time period will accurately receive, provide and process date forward-time data (including, but not limited, to calculating, comparing and sequencing) from, into and between the 20th and 21st Centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, to the extent that other Information Technology, used in combination with the Information Technology of Dow, properly exchanges date/time data with it. To the best of the Sellers' Knowledge, the Information Technology used by any mortgage lender which Dow does business fully complies with the Year 2000 in the same manner as described above relating to Dow.

         (v) Disclosure. This Agreement and the Schedules do not contain and will not contain an untrue statement of a material fact or omits or will omit any information or statement of a material fact necessary in order to make the information or statements herein or therein not misleading. After reasonable investigation, including, without limitation, consultation with counsel, there is no fact or condition within the Knowledge of the Sellers which materially and adversely affects the assets, Liabilities, business, operations or financial condition of Dow, which has not been set forth in this Agreement or any Schedules hereto or certificate or other document delivered in accordance with the terms hereof or any other written statement or other document delivered to the Company by or on behalf of the Sellers.

         (w) No Other Representations. Dow and the Sellers shall not be deemed to have made any representation or warranty other than as is expressly made in Section 3(a) through (v).

    4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Sellers, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and as of the Closing Date, as follows:

         (a) Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock of which 4,485,500 shares are outstanding. All of the issued and outstanding shares are validly issued and are fully paid, non-assessable and free of preemptive rights. The delivery to the Sellers of the Common Stock of the shares pursuant to the provisions of this Agreement will transfer to the Sellers valid title thereto, free and clear of any and all Encumbrances. All of the shares of Common Stock which are outstanding have been duly authorized and were validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth on Schedule 4(a), there are not, and on the Closing Date there will not be, outstanding any Equity Securities. There is no contract, right or option outstanding to require the Company to redeem, purchase or otherwise reacquire any Equity Securities of the Company, and there are no preemptive rights with respect to any shares or Equity Securities of the Company.

         (b) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws, as defined, of the State of Florida. The Company has all requisite power and authority to own those properties and conduct those businesses presently owned or conducted by it, and is duly qualified to do business as it is now being conducted and is in good standing as a foreign corporation in each other jurisdiction where the property owned, leased or used by it or the conduct of its business makes such qualification necessary. The copies of the Articles of Incorporation and By-laws of the Company, which have been delivered to the Sellers, are complete and correct and are in full force and effect at the date hereof.

         (c) Licensing with the Department of Banking and Finance. The Company is fully licensed with the Florida Department of Banking and Finance as a correspondent mortgage lender and has all licenses necessary to carry on a correspondent mortgage lending business in the State of Florida including the business of brokering reverse mortgages. There is not now pending any investigations or inquiries, formal or informal, by the Florida Department of Banking and Finance concerning or relating to the Company.

          (d) Authorization of the Company. The Company has full power and authority to enter into and perform this Agreement and all corporate action necessary to authorize the execution and delivery of this Agreement and the performance by it of its obligations hereunder has been duly taken. This Agreement has been duly executed by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable against it in accordance with its terms.

          (e) Subsidiaries and Other Investments. The Company has no subsidiaries except as set forth on Schedule 4(e) which Schedule sets forth a complete list of each direct or indirect Subsidiary, as defined, of the Company, its jurisdiction of organization, the authorized capital stock of each such Subsidiary, the number of shares of outstanding capital stock of each such Subsidiary and the owners thereof. All such issued and outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, governmental authorizations, governmental consents and governmental approvals required to carry on the business as now conducted by such Subsidiary and to own and operate the business as now owned and operated by such Subsidiary. Except as disclosed in Schedule 4(e), no Subsidiary holds any of its issued and outstanding shares of capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any Equity Securities of or with respect to such Subsidiary. Except as otherwise disclosed in Schedule 4(e), the Company or a wholly-owned Subsidiary of the Company owns, directly or indirectly, free and clear of all Encumbrances, all of the outstanding capital stock or other Equity Securities of each of its Subsidiaries identified in Schedule 4(e). No Subsidiary is required to be qualified to conduct business in any states set forth in Schedule 4(e), in which states the relevant Subsidiary is duly qualified and in good standing.

          (f) Governmental Authorization. The execution, delivery and performance by the Company of this Agreement requires no action by, consent or approval of, or filing with, any governmental authority.

          (g) Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and consummation of the transactions contemplated hereby, including without limitation, the transfer of the Common Stock to the Sellers does not and will not (i) contravene or conflict with the Articles of Incorporation or By-Laws of the Company, true and correct copies of all of which have been delivered to the Sellers by the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Laws, as defined, applicable to the Company; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, any material Contract of which it is a party or any material permit or similar authorization; or (iv) result in the creation or imposition, under any Contract of the Company or to which it is a party or applicable

Laws, or any Encumbrances on the Shares or any Liens on any asset of the Company or any Subsidiary of the Company, or impose any contractual obligation or restriction under such Contract on the Sellers.

         (h) Financial Statements; Undisclosed Liabilities. Schedule 4(h) contains true and complete copies of the Financial Statements of the Company. Each of the Company's Financial Statements has been prepared based on the books and records of the Company in accordance with GAAP and present fairly the financial condition, results of operations and cash flows of the Company as of the dates indicated or for the periods indicated, subject in the case of the Interim Statements to normal year-end audit adjustments, which adjustments in the aggregate are not material. Except as set forth on Schedule 4(h), there are no Liabilities of the Company other than: (i) on the Company's Balance Sheet;
(ii) Liabilities specifically disclosed and identified as such in the Schedules to this Agreement; (iii) Liabilities incurred since the date of the Company's Balance Sheet contained in the Interim Statements, that do not, and will not, individually or in the aggregate, have a material adverse effect on the business, results of operations, financial condition or future prospects of the Company (each a "Company Material Adverse Effect"); and (iv) Liabilities incurred since the date of the Company's Balance Sheet that have been incurred in the Ordinary Course of Business of the Company.

         (i) Absence of Certain Changes. Since the date of the Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice, and without limitation, there has not been:

              (i) any event, occurrence, development or state of circumstances or facts or change in the assets, liabilities, business, operations or financial conditions of the Company that has had or that could reasonably be expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a material adverse effect;

              (ii) any incurrence, assumption or guarantee of any indebtedness of the Company, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement obligations in respect thereof) or bank's acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property as well as all indebtedness of others secured by a Lien on any asset of the Company (whether or not such indebtedness is assumed by the Company) and, to the extent not otherwise included, any guarantee by the Company of any indebtedness of any other Person;

              (iii) any creation, assumption or sufferance of the existence of any Lien;

              (iv) any transaction or commitment made, or any Contract entered into, by the Company (including the acquisition or disposition of any assets), or any waiver, amendment, termination or cancellation of any Contract by the Company, or any relinquishment of any rights thereunder by the Company, or of any other right or debt owed to the Company, other than in each such case actions taken in the Ordinary Course of Business consistent with past practice;

              (v) any (A) grant of any severance, continuation or termination pay to any director, officer, shareholder or employee of the Company or any Associate, as defined, of any of the foregoing, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, shareholder or employee of the Company or any Associate of any of the foregoing, (C) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, shareholder or employee of the Company or any Associate of any of the foregoing,
         (D) increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, shareholders or employees of the Company or any Associate of any of the foregoing, other than in the Ordinary Course of Business consistent with past practice or pursuant to existing Contracts, or (E) change in the terms of any bonus, pension, insurance, health or other Benefit Plan of each Seller or any of its Affiliates applicable to the Company. As used in this Agreement, the word "Associate" and the phrase "Associated With" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof. As used in this Agreement, the word "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. As used in this phrase "Benefit Plan" means any Employee Benefit Plan or Benefit Arrangement, as defined. As used in this Agreement, the phrase "Employee Benefit Plan" means any employee benefit plan, as defined in
         Section 3(3) of ERISA, that is sponsored or contributed to by the Company or any ERISA Affiliate thereof covering employees or former employees of the Company. As used in this Agreement, the phrase "Benefit Arrangement" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (1) each employment or consulting agreement, (2) each arrangement providing for insurance coverage or workers' compensation benefits, (3) each incentive bonus or deferred bonus arrangement, (4) each arrangement providing termination allowance, severance or similar benefits, (5) each equity compensation plan, (6) each deferred compensation plan and
         (7) each compensation policy and practice maintained by the Company covering the employees, former employees, directors and former directors thereof and the beneficiaries of any of them;

               (vi) any loan to or guarantee or assumption of any loan or obligation on behalf of any shareholder, director, officer or employee of the Company or any of its Affiliates or of any Associate of any of the foregoing, except business expense advances to employees of the Company occurring in the Ordinary Course of Business consistent with past practice;

               (vii) except as required by GAAP, any material change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change of the Company of its current practices with regards to inventory, sales, receivables, payables or accrued expenses which would affect the timing of collection of receivables or the payment of payables;

               (viii) any distribution, dividend, bonus or other payment by the Company to the Sellers or any Affiliate of the Sellers or any officer, director, shareholder or Affiliate of the Company (collectively, "Distributions"); and

               (ix) any payment, discharge or satisfaction of any Liabilities of the Company, other than payments, discharges or satisfactions in the Ordinary Course of Business consistent with past practice; or (A) any payment, discharge or other satisfaction of any claim, Liability or obligation owed to the Company by its Affiliates, or (B) any prepayment of any Debt.

         (j)  Properties; Leases; Tangible Assets.

               (i) Except for those Liens identified on Schedule 4(j), the Company owns all of the assets (real, personal or mixed, tangible or intangible) reflected in the Balance Sheet (except those assets disposed of in the Ordinary Course of Business after the date thereof), free and clear of all Liens;

               (ii) All tangible properties and assets and premises owned or leased by the Company are in good condition and repair and are adequate in all material respects for the uses to which they are put, and no tangible properties or assets necessary for the conduct of the business of the Company in substantially the same manner as it has heretofore been conducted are in need of replacement, maintenance or repairs, except for routine and not materially deferred replacement, maintenance and repair;

               (iii) Schedule 4(j) sets forth a true and complete list of all material the Leases to which the Company is a party or by which the Company is bound. With respect to the Leases, there exist no defaults by the Company or, to the Knowledge of the Company, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of the Company. The sale of the Common Stock to the Sellers will not adversely affect any Leases to which the Company is a party or by which it is bound; and

         (iv)  No real property is owned by the Company.

     (k) Affiliates. Except as set forth in Schedule 4(k) to the Knowledge, of the Company, no shareholder of the Company or any officer or director of the Company (or any immediate family member of any such officer or director):

         (i) now has or at any time subsequent to May 31, 1998 had, directly or indirectly, an equity interest in, or holds debt of, any Person which furnishes or sells or during such period furnished or sold services or products to the Company or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company. Provided, however, that no shareholder of the Company or any of its respective officers, directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a national stock exchange or quoted on Nasdaq; or

         (ii) now is or at any time subsequent to May 31, 1998 was, directly or indirectly, a party to any Contract to which the Company is or during such period was a party or under which the Company is or was obligated or bound or to which the Company's properties may be or may have been subject.

     (l) Litigation. Except as disclosed on Schedule 4(l), there are no actions, claims, suits, hearings, arbitrations, proceedings (public or private) or, to the Company's Knowledge, Proceedings pending or, to the Knowledge of the Company, threatened, against or by the Company or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise seek to prevent the Company from complying with the terms and provisions of this Agreement, and (ii) there are no existing orders, judgments or decrees of any governmental authority affecting the Company.

     (m) Contracts.

         (i) Schedule 4(m) sets forth a complete list of all Scheduled Contracts including, without limitation:

         (A) each Contract between the Company and (A) each present or former director, officer or other member of management or other personnel of the Company, (B) any supplier of services or products to the

               Company whose dollar volume of sales to the Company taken as a whole exceeded $50,000 in 1997, and (C) any Person in which the aggregate payments made to the Company in 1997 under such Contract exceeded $50,000;

                    (B) each other agreement or arrangement of the Company that requires the payment or incurrence of Liabilities, or the rendering of services, by the Company, subsequent to the date hereof of more than $50,000 or that is reasonably expected to require payment of more than $50,000 in the aggregate;

                    (C) Contracts relating to, and evidences of or guarantees of, or providing security for, Debt or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); and

                    (D) all partnership, joint venture or other similar Contracts, arrangements or agreements.

               (ii) Each Scheduled Contract relating to the Company is a legal, valid and binding obligation of the Company that is party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and, to the Knowledge of the Company, each such other party thereto, in accordance with its terms, and the Company is party thereto, and neither the Company nor to the Knowledge of the Company, any other party thereto, is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered or made available to the Company. There is no default or failure to perform under other Contracts which could reasonably be expected to have a material adverse effect.

          (n)  Permits.

               (i) Schedule 4(n) sets forth all material Permits necessary for the operation of the Company in substantially the same manner as currently operated or affecting or relating in any way to the Company (the "Permits").

               (ii) Schedule 4(n) lists (A) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required under applicable laws to be obtained by the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (B) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof. Each Permit is valid and in full force and effect in all material respects and, assuming all necessary consents have been obtained prior to the Closing, are or will be transferable and assuming the necessary consents have been obtained prior to the Closing, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby. To the Knowledge of the Company there are no facts relating to the identity or circumstances of the Company that would prevent or materially delay obtaining any of the consents.

          (o)  Employment Agreements.

               (i) There are no Employment Agreements between or binding upon the Company, on the one hand, and any current or former shareholder, officer, director, employee or Affiliate of the Company or any of its respective Associates or any consultant or agent of the Company, on the other hand, that are currently in effect;

               (ii) Except as disclosed on Schedule 4(o), there are no Employment Agreements or any other similar agreements to which the Company is a party or by which it is bound under which the transactions contemplated by this Agreement (A) will require any payment by the Company, or any consent or waiver from any shareholder, officer, director, employee or Affiliate of the Company or any of its respective Associates or any consultant or agent of the Company, or (B) will result in any increase, acceleration, vesting or other change in the compensation, benefits or other rights of any shareholder, officer, director, employee or Affiliate of the Company or any of its respective Associates or any consultant or agent of the Company under any such Employment Agreement or other similar agreement.

               (iii) Set forth all Benefit Plans of the Company, in which any employees or former employees and their beneficiaries of the Company participate. The Company has made available to the Sellers true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans.

               (iv) Neither the Company nor any Affiliate or ERISA Affiliate sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Benefit Plan. In connection with any Employee Benefit Plan currently maintained by the Company, (A) there have been no accumulated funding deficiencies (within the meaning of the Code, Section 412), whether or not waived,
          (B) there have been no reportable events (within the meaning of ERISA
          Section 4043(b)) other than any reportable event that may arise in connection with the transactions contemplated by this Agreement, and
(C) no circumstances exist that would warrant a termination of any such plan by the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4042. No Employee Benefit Plan has been terminated within the last five years in other than a standard termination under Section 4041(b) of ERISA and all liabilities under such plans have been adequately and properly discharged. The foregoing applies only to the extent any of the events results in a material Liability of the Company.

               (v) No agreement, commitment or obligation exists to increase benefits under any Benefit Plan or to adopt any new Benefit Plan. Further, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated hereby, the Company is not a party to any agreement or arrangement that could result in the payment of any such benefits or payments.

               (vi) No Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, as defined, and none of the Company or any Affiliate has had asserted against it any material claim for taxes under Chapter 43 of Subtitle A of the Code and Section 5000 of the Code, or for material penalties under ERISA Section 502(c), (A) or (B), with respect to any Employee Benefit Plan nor, to the Knowledge of the Company, is there a material basis for any such claim. No officer, director or employee of the Company has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Benefit Plan, with respect to which breach the Company is or could be directly or indirectly liable.

               (vii) Other than routine claims for benefits, there is no claim pending, or to the Knowledge of the Company, threatened, involving the Company by any Person against such Plan. There is no pending, or to the Knowledge of the Company, threatened, proceeding involving any Employee Benefit Plan before the IRS, the USDL or any other governmental authority that affects any Benefit Plan.

               (viii) There is no material violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Benefit Plan.

               (ix) Each Employee Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. The Company and its respective Affiliates and ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable Laws or required to be paid as expenses under such Employee Benefit Plan, and the

        Company and its Affiliates shall continue to do so through the Closing. Each Employee Benefit Plan that is intended to be qualified under
        Section 401(a) of the Code is and has always been so qualified, and either has received a favorable determination letter with respect to such qualified status from the IRS or has filed a request for such a determination letter with the IRS within the remedial amendment period such that such determination of qualified status will apply from and after the effective date of any such Employee Benefit Plan.

              (x) The Company has made available to the Sellers, a copy of the most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

        (p) Employment Matters. Annexed as Schedule 4(p) is a copy of the Company's employee manual. (i) to the best of the Company's Knowledge, there are no charges or complaints of discrimination pending before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency or tribunal against the Company; (ii) to the best of the Company's Knowledge, the Company does not presently employ, and at no time during the past year did it employ, any illegal alien; (iii) the Company is in compliance in all material respects with all federal, state and local labor and employment-related Laws applicable to its business; (iv) to the best of the Company's Knowledge, no employee or former employee of the Company has never made any formal or informal charge or allegation relating to sexual harassment; and (v) all individuals who are performing or have performed services for the Company or any affiliate thereof and are or during 1996 or 1997 were classified by the Company as "independent contractors" qualified for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986.

         (q) Intellectual Property and Intangible Assets. The Company owns or possesses valid and binding licenses or other rights to use, whether or not registered, all of its Intellectual Property and Intangible Assets. Schedule 4(q) sets forth a complete and accurate list of all such Intellectual Property and Intangible Assets (identifying those owned and those licensed), including all United States, state and foreign registrations or applications for registration thereof and all agreements (including, without limitation, agreements pursuant to which the Company has granted licenses to third parties to use any Intellectual Property or Intangible Asset) relating thereto. All actions necessary to maintain the registered Intellectual Property and Intangible Assets have been taken by the Company. The Company is not required to pay any royalty, license fee or similar compensation with respect to the Intellectual Property or Intangible Assets in connection with the current or prior conduct of its business. The use by the Company of any of the Intellectual Property or Intangible Assets does not violate the proprietary rights of any other Person and no claims have been asserted by any Person with respect to the use of the Intellectual Property or Intangible Assets by the Company. To the Company's Knowledge, no Person is infringing upon the Intellectual Property or Intangible Assets. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. No person, other than the Company, owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property or Intangible Asset. Except as set forth in Schedule 4(q), the Company is not a party to any confidentiality, secrecy or similar agreements with third parties.

         (r) Compliance With Law. The Company has at all times operated in all respects and is presently in compliance in all material respects with all applicable Laws including but not limited to all applicable domestic and foreign Laws, rules and regulations relating to the safe conduct of business, employment discrimination, wages and hours, employment of illegal aliens, collective bargaining, the payment of withholding and social security taxes, product labelling, antitrust, consumer protection, occupational safety and health, consumer product safety, the importation of goods, product liability, currency exchange, securities and trading with the enemy matters, and to the Company's Knowledge no event has occurred which would constitute reasonable grounds for a claim that non-compliance has occurred or is occurring and any non-compliance will not have a Company Material Adverse Effect.

         (s)  Tax Matters.

              (i) The Company (A) has accurately prepared and timely filed or caused to be filed with the appropriate tax authorities all material tax returns required to have been filed by it under applicable Laws, and (B) has paid or caused to be paid to the appropriate tax authorities all material taxes required to have been paid by them. No tax Liens or assessments have been filed by any tax authority against the Company or any its properties or assets.

              (ii) The Company is not and has not been required to be included in any state, local or foreign combined, unitary or consolidated tax return filed by any person.

         (t) Year 2000 Compliance. The Information Technology, including computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized and/or software systems that is used or relied on by the Company in the conduct of its business is designed to be used prior to, during and after the calendar Year 2000. The Information Technology used during each such time period will accurately receive, provide and process date forward-time data (including, but not limited, to calculating, comparing and sequencing) from, into and between the 20th and 21st Centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, to the extent that other Information Technology, used in combination with the Information Technology of the Company, properly exchanges date/time data with it. To the Company's Knowledge, the Information Technology used by any mortgage lender with which the Company does business fully complies with the Year 2000 in the same manner as described above relating to the Company.

         (u) Disclosure. This Agreement and the Schedules do not contain and will not contain an untrue statement of a material fact or omits or will omit any information or statement of a material fact necessary in order to make the information or statements herein or therein not misleading. After reasonable investigation, including, without limitation, consultation with counsel, there is no fact or condition within the Knowledge of the Company which materially and adversely affects the assets, Liabilities, business, operations or financial condition of the Company, which has not been set forth in this Agreement or any Schedules hereto or certificate or other document delivered in accordance with the terms hereof or any other written statement or other document delivered to the Sellers by or on behalf of the Company.

         (v) No Other Representations. The Company shall not be deemed to have made to any representation or warranty other than as is expressly made in Sections 4(a) through (u).

5.       COVENANTS PRIOR TO CLOSING.

         (a) The Company's Covenants. The Company covenants that, except as otherwise consented to in writing by the Sellers, from and after the date hereof until the Closing or the earlier termination of this Agreement:

              (i) Except as set forth in Schedule 5(a), the Company shall not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                     (A) The Company will not authorize or effect any change in its Articles of Incorporation or By-Laws; and

                     (B) The Company shall not issue any note, bond or other debt security or create, incur, assume or grant any indebtedness or borrow money or capitalize lease obligations outside the Ordinary Course of Business.

              (ii) All real property, machinery and equipment and other operating properties used in the business of the Company will be kept and maintained in good repair and working order (ordinary wear and tear excepted) on a basis consistent with past practices, and the Company will duly observe and conform to all material terms and conditions upon or under which any of such properties are held.

              (iii) The Company will use its best efforts to maintain in full force and effect in all material respects all insurance coverages for its business currently in effect and shall undertake to obtain equivalent replacement coverage with respect to any policies hereafter canceled or terminated.

               (iv) The Company shall give the Sellers access to such information as they request from time to time.

          (b) Cooperation. The Company and the Sellers agree to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents; and to use all reasonable efforts to obtain promptly the satisfaction of the conditions to the Closing of the transactions contemplated herein. The Company and the Sellers shall furnish to each other and to each other's counsel all such information as may be reasonably required in order to effectuate the foregoing.

          (c) The Sellers' Covenants. The Sellers covenant that, except as otherwise consented to in writing by the Company, from and after the date hereof until the Closing or the earlier termination of this Agreement:

               (i) Except as set forth in Schedule 5(a), Dow will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                    (A) Dow will not authorize or effect any change in its Articles of Incorporation or By-Laws; and

                    (B) Dow shall not issue any note, bond or other debt security or create, incur, assume or grant any indebtedness or borrow money or capitalize lease obligations outside the Ordinary Course of Business.

               (ii) All real property, machinery and equipment and other operating properties used in the business of the Dow will be kept and maintained in good repair and working order (ordinary wear and tear excepted) on a basis consistent with past practices, and the Dow will duly observe and conform to all material terms and conditions upon or under which any of such properties are held.

               (iii) Dow will use its best efforts to maintain in full force and effect in all material respects all insurance coverages for its business currently in effect and shall undertake to obtain equivalent replacement coverage with respect to any policies hereafter canceled or terminated.

               (iv) The Sellers shall give the Company access to such information as they request from time to time.

     6.  CONDITIONS TO CLOSING.

         (a) Conditions to the Obligations of the Company. The obligations of the Company under this Agreement shall be subject to satisfaction of the following conditions, unless waived by the Company:

              (i) The Sellers shall deliver stock certificates properly endorsed which constitute all of the issued and outstanding capital stock of Dow.

              (ii) There shall not have occurred since May 31, 1998, except as set forth in Schedule 6(a), any material adverse change with respect to the business, assets, financial condition or results of operations of Dow.

              (iii) The Sellers shall have performed in all material respects all other agreements, and satisfied in all material respects all other conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

              (iv) All of the representations and warranties of the Sellers herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such date.

              (v) The Sellers shall have obtained all consents and approvals required to be obtained on their behalf or on behalf of Dow in connection with the sale of the Shares as contemplated by this Agreement.

              (vi) Delivery of an opinion of counsel to the Sellers, addressed to the Company and dated the Closing Date, in substance similar to that contained on Schedule 6(a).

              (vii) Each of the Sellers shall have executed an employment agreement, copies of which are annexed as Schedule 6(a)(vii).

         (b) Conditions to the Obligations of the Sellers. The obligations of the Sellers under this Agreement shall be subject to satisfaction of the following conditions, unless waived by the Sellers:

              (i) The Company shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

              (ii) All representations and warranties of the Company herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such date.

              (iii) There shall not have occurred since May 31, 1998, except as set forth in Schedule 6(b), any material adverse change with respect to the business, assets, financial condition or results of operations of the Company.


              (iv) The Company shall have delivered to the Sellers the appropriate number of shares of Common Stock of the Company as contemplated by this Agreement.

              (v) Delivery of an opinion of counsel to the Company addressed to the Sellers and dated the Closing Date in substance similar to that on Schedule 6(b).

         (c) Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate any of the transactions contemplated by this Agreement shall be subject to there being no injunction or temporary restraining order granted restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no action, suit or other proceeding by any federal, state, or local governmental authority seeking such an injunction or order shall be pending or threatened.

         (d) Closing Documents. If there is a Closing as contemplated by this Agreement, the parties shall deliver to each other, in form and substance reasonably satisfactory and consistent with this Agreement all documents necessary including stock certificates and officers certificates as to the accuracy of representations and warranties.

7. POST-CLOSING COVENANTS. Following the Closing, the parties hereto shall be bound by the following covenants;

         (a) Adjustments. The Adjustments contained in Section 2(b) of this Agreement, the Company shall, to the extent applicable have been made by the Company.

         (b) Further Assurances. The Company and the Sellers from time to time after the Closing, upon request, will execute, acknowledge and deliver such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the other party may reasonably require. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         (c) Board of Directors of Dow. Following the Closing, until such time as the adjustments to the Purchase Price provided for by Section 2 of this Agreement have been made and the Notes, if any, are paid (the later of which date is the "Adjustment Date"), the Board of Directors of Dow shall consists of three persons, two of whom shall be designated by the Sellers and one of whom by the Company.

         (d) Board of Directors of the Company. Until the Adjustment Date, the Sellers shall have the right to designate one person to serve on the Board of Directors of the Company. The Company shall use its best efforts to either cause such person to be elected at the meetings of its shareholders or appointed, as the case may be.

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         (a) Survival of Representation and Warranties. The representations and warranties contained in this Agreement shall survive the Closing for a period of two years except as otherwise provided in this Agreement.

         (b) Indemnification by the Company. The Company shall defend, indemnify, and hold harmless the Sellers and their affiliates and their respective officers, directors, shareholders, agents and employees (individually, a "Seller Indemnitee" and collectively the "Sellers' Indemnitees"), from and against any and all claims, losses, deficiencies, liabilities, obligations, damages, penalties, punitive damages, costs, and expenses (including, without limitation, reasonable legal, accounting and consulting fees), whether or not resulting from third party claims (collectively, "Losses"), suffered by a Seller Indemnitee, which arise out of or result from:

               (i) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in any document, certificate or affidavit delivered by the Company pursuant to the provisions of this Agreement;

               (ii) any other matter related to the conduct of its business by the Company or any predecessor prior to the Closing (including, but not limited to, all acts, omissions and conditions existing or occurring prior to the Closing for which any of the Seller Indemnitees is alleged to be liable pursuant to any successor or similar theory of liability).

         (c) Indemnification by the Sellers. The Sellers shall defend, indemnify, and hold harmless the Company and its affiliates and its respective officers, directors, shareholders, agents and employees (individually, a "Company Indemnitee" and collectively the "Company's Indemnitees"), from and against any and all Losses, suffered by a Company Indemnitee, which arise out of or result from:

               (i) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by the Sellers in this Agreement or in any document, certificate or affidavit delivered by the Sellers pursuant to the provisions of this Agreement;

               (ii) any other matter related to the conduct of Dow's business or of any predecessor prior to the Closing (including, but not limited to, all acts, omissions and conditions existing or occurring prior to the Closing for which any of the Company Indemnitees is alleged to be liable pursuant to any successor or similar theory of liability).

               (iii) If the Company makes a claim for indemnification under this Agreement, the Common Stock of the Seller (or both) and her or his transferees (unless the Common Stock has been publicly sold in the over-the-counter market) shall be subject to immediate stock transfer restrictions until the claim for indemnification has been finally adjudicated and all times for appeal have expired. The Sellers consent to the placing of an appropriate legend on all stock certificates which shall refer to such restriction the earlier of: (A) public sale of Common Stock (as to such certificates) in the over-the-counter market, or (B) two years from the date of closing.

          (d) Indemnification Payments. Subject to Section 8(g), all indemnity payments, whether by the Company or the Sellers to be made under this Agreement shall be made in immediately available funds.

          (e) Procedure for Third Party Claims.

               (i) Notice to the indemnifying party shall be given promptly after receipt by any Seller Indemnitee or Company Indemnitee of actual Knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence or pleadings from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim. In the event that the indemnifying party assumes the defense of such action or claim, it shall be conducted by counsel chosen by such party and approved by the party seeking indemnification, which approval shall not be unreasonably withheld.

               (ii) With respect to actions as to which the indemnifying party does not exercise its right to assume the defense, the party seeking indemnification shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld. The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The indemnifying party shall be obligated to pay the reasonable attorneys' fees and expenses of the party seeking indemnification to the extent that such fees and expenses related to claims as to which indemnification is payable under Sections 8(b) or (c), as such expenses are incurred.

              (iii) Both the indemnifying party and the indemnified party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

         (f) Remedies Cumulative. The remedies provided for herein shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party. Nothing contained in Sections 8(c) and (d) shall be construed in any way to limit, impair or modify any provisions of this Agreement or to otherwise impose any additional liability or obligation on either party at any time for any liability or obligation of the any other party other than such party's obligation to indemnify as provided in this Agreement.

         (g) Limits on Indemnification. Notwithstanding the provisions of Sections 8(b) and (c) above, neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to receive indemnification under this Agreement for a claim relating to a breach of a representation or warranty contained herein until the aggregate amount of indemnification claims they shall have asserted hereunder shall exceed $50,000.

    9. BROKERAGE. Each of the parties represents that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any compensation including, without limitation, a commission or finder's fee, in connection with any of these transactions except the Company shall be responsible to pay for the fees and costs of its financial advisor, Vistra Growth Partners, Inc. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any compensation, including, without limitation, brokerage, commission, or finder's fee, alleged to be payable because of any act, omission, or statement or the indemnifying party.

    10.  GENERAL PROVISIONS.

         (a) Termination by the Company or by the Sellers. If the transaction contemplated by this Agreement fails to close by July 31, 1998, either the Company on one hand or both of the Sellers, on the other hand, may terminate this Agreement by the giving of notice.

          (b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision by its severance herefrom.

          (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

          (d) Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

          (e) Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery or by facsimile delivery as follows:

The Company:     America's Senior Financial Services, Inc.
                 15536 N.W. 77th Court
                 Miami Lakes, FL 33016
                 Attention: Nelson A. Locke, President
                 Facsimile: (305) 556-8640

with a copy to:  Michael D. Harris, Esq.
                 Michael Harris, P.A.
                 712 U.S. Highway One
                 North Palm Beach, FL 33408
                 Facsimile (561) 845-0108

The Sellers:     Charles M. Kluck
                 Linda Kluck
                 9700 NE 2nd
                 Miami Shores, FL 33138
                 Facsimile: (305) 757-2929

with a copy to:  Charles Kelly, P.A.
                 11098 Biscayne Blvd. #245
                 Miami, FL 33161
                 Facsimile (305) 893-7666
or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

         (f) Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrators, as appropriate, of reasonable attorney's fees, including the fees on appeal, costs and expenses.

         (g) Oral Evidence. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         (h) Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         (i) Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

         (j) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Dade County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

         (k) Expenses. The Company and the Sellers shall each pay all of their own expenses relating to the negotiation and preparation of this Agreement and all other documents relating to the consummation of the transaction contemplated by this Agreement.

          (l) Section Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

          (m) Effective Investigation. Any inspection, preparation or compilation of information or Schedules, or review of the inventories, properties, financial condition or other matters relating to the Company conducted by or on behalf of the Sellers or relating to Dow conducted by or on behalf of the Company pursuant to this Agreement shall in no way limit, affect or impair the ability of the Company or the Sellers to rely upon the representations, warranties, covenants and agreements of the Sellers or the Company, as may be applicable, contained in this Agreement.

     IN WITNESS WHEREOF the parties hereto have set their hand and seals as of the date first above written.

                                        AMERICA'S SENIOR FINANCIAL SERVICES



/s/                                     By: /s/
--------------------------------            -------------------------------
                                            Nelson A. Locke, President
/s/
--------------------------------


/s/                                     /s/
--------------------------------        ------------------------------------
                                        Charles M. Kluck

/s/
--------------------------------


/s/                                     /s/
--------------------------------        ------------------------------------
                                        Linda Kluck
/s/
--------------------------------

                                SCHEDULE 4(A) TO
                            STOCK PURCHASE AGREEMENT


                            ------------------------

                       SUBSIDIARIES AND OTHER INVESTMENTS

                            ------------------------

                            590,000 Class A Warrants
                            200,000 Class B Warrants